EXHIBIT 4.14

AMENDING AGREEMENT NO. 4

THIS AGREEMENT made the 11th day of April, 2003.

BETWEEN:

ONCOLYTICS BIOTECH INC.
(“Oncolytics”)

— and —

MATTHEW COFFEY
(“Coffey”)

        WHEREAS Oncolytics and Coffey entered into an Employment Agreement dated the 29th day of July, 1999 (the “Employment Agreement”) which has been amended by Amending Agreements dated September 24, 1999, January 1, 2001 and January 1, 2002;

        AND WHEREAS the parties wish to amend the Employment Agreement;

        NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

        The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Oncolytics shall pay Coffey a salary of ONE HUNDRED SIXTY THOUSAND ($160,000.00) DOLLARS CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SIX THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS and SIXTY-SEVEN CENTS ($6,666.67) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)     This Amending Agreement shall be effective from and after January 1, 2003.

(2)     In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per: /s/ Brad Thompson
Brad Thompson
President & CEO

/s/ Debbie Burgess	/s/ Matthew Coffey
WITNESS	MATTHEW C0FFEY